Exhibit 99.1

CONSENT OF NATIONAL CAPITAL, L.L.C.

We hereby consent to the use of our name and to the description of our opinion, dated July 31, 2018, under the captions “Opinion of Richland State’s Financial Advisors” in, and to the inclusion of our opinion letter as Annex B, to the Proxy Statement/Prospectus of Richland State Bancorp, Inc., which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Business First Bancshares, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

National Capital, L.L.C.

/s/ National Capital, L.L.C.

Baton Rouge, Louisiana

August 28, 2018